Exhibit (h)(14)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of March 28, 2013 to the Special Custody and Pledge Agreement dated December 20, 2012 between BNP Paribas, acting through its New York Branch (“Counterparty”), ALPS Series Trust, on behalf of its series, Cognios Market Neutral Large Cap Fund (“Customer”), Cognios Capital, LLC (“Manager”) and Union Bank, N.A. (“Custodian”)(the “Agreement”).

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment

A new paragraph 24 is hereby inserted as follows:

“(24) Counterparty hereby provides a revocable standing Advice from Counterparty for the release of securities and/or cash from the Special Custody Account in respect of any delivery versus payment (“DVP”) or receive versus payment (“RVP”) transaction requested by the Customer to the extent that the relevant payment or delivery, as applicable, is being made into the Special Custody Account, provided that Counterparty may, at any time prior to settlement, revoke such Advice from Counterparty with respect to any transaction or transactions, in which case the Custodian shall rebook the relevant transactions in the Customer’s custody account and the release of the relevant cash and/or securities shall be in accordance with paragraph 4 hereof. Custodian shall notify Counterparty of any change that has been made to a DVP/RVP transaction that is pending settlement, which notice shall be deemed to have been made if the relevant information has been accurately posted to an online web report accessible to Counterparty on Custodian’s web platform at all times on and following the time such notice would otherwise be required to be delivered to Counterparty (a “Web Report”). To the extent the securities (or payment, as applicable) in respect of any DVP/RVP Transaction have been transferred from the Special Custody Account but the corresponding payment (or securities, as applicable) has not been transferred to the Special Custody Account (a “DVP/RVP Failure”), Custodian shall (a) provide Counterparty with written notice of such DVP/RVP Failure within one (1) Business Day following such DVP/RVP Failure (which may be made via a Web Report) and (b) use commercially reasonable efforts to minimize any losses and obtain the relevant securities or cash associated with such DVP/RVP Failure. Notwithstanding anything to the contrary herein or in any other contract (including, without limitation, paragraph 11 above), Custodian shall be liable to Counterparty for (i) any DVP/RVP Failure that has resulted from Custodian’s negligence or willful misconduct and (ii) any losses arising from Custodian’s failure to satisfy its obligations under this paragraph 24 (which, for the avoidance of doubt, may include, without limitation, a failure to notify Counterparty via an alternative method to a Web Report if Counterparty has notified Custodian that Web Reports are not accessible to Counterparty).”

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)

Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

Exhibit (h)(14)

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

Exhibit (h)(14)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH	ALPS SERIES TRUST, on behalf of its series, COGNIOS MARKET NEUTRAL LARGE CAP FUND

/s/ Chris Innes	/s/ Kimberly Storms
Name: Chris Innes	Name: Kimberly Storms

Title: Managing Director	Title: Treasurer

/s/ Edward Speal
Name: Edward Speal

Title: Managing Director

UNION BANK, N.A., as Custodian	COGNIOS CAPITAL, LLC

/s/ Brian H. Swanson	/s/ Jonathan Angrist
Name: Brian H. Swanson	Name: Jonathan Angrist

Title: Vice President 4/3/13	Title: Manager

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